EXHIBIT 10.20



                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               COUNTRY ENERGY, LLC

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS                                                          1
         1.1      Terms Defined in the Act                                     1
         1.2      Terms Defined Herein                                         1
         1.3      Other Definitional Provisions.                              13

ARTICLE II BUSINESS PURPOSE                                                   13
         2.1      Name; Business Purpose                                      13
         2.2      Powers                                                      14
         2.3      Registered Office and Registered Agent                      14
         2.4      Amendment of the Certificate                                14
         2.5      Effective Date                                              14
         2.6      Agreement to Finalize Certain Operative Documents           14
         2.7      Due Diligence                                               14
         2.8      Liability of Members                                        15
         2.9      Authority; Investment Intent; Restriction Against Transfer  15
         2.10     Business Plan                                               15
         2.11     Risk Management Policy                                      16
         2.12     Representations Regarding 1997 Sales Figures                16

ARTICLE III CAPITALIZATION                                                    16
         3.1      Initial Contributions                                       16
         3.2      Capital Calls                                               17
         3.3      Defaults on Initial Contributions or Capital Calls          17
         3.4      Capital Accounts.                                           19
         3.5      Capital Withdrawal Rights, Interest and Priority            20
         3.6      Loans                                                       20

ARTICLE IV ALLOCATIONS AND DISTRIBUTIONS                                      21
         4.1      Non-Liquidating Cash Distributions                          21
         4.2      Liquidation Distributions                                   21
         4.3      Profits, Losses and Distributive Shares of Tax Items        22
         4.4      Allocation of Income, Loss and Credits                      22
         4.5      Special Rules Regarding Allocations                         22
         4.6      Preferred Return                                            25
         4.7      Withholding of Distributions                                25
         4.8      No Priority                                                 25
         4.9      Tax Withholding                                             25
         4.10     Reserves                                                    25
         4.11     Setoff                                                      26

ARTICLE V MANAGEMENT AND OPERATIONS                                           26

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         5.1      Management                                                  26
         5.2      Co-Presidents/President                                     27
         5.3      Officers and Employees                                      28
         5.4      Agency                                                      29
         5.5      Agency Fee                                                  29
         5.6      Sales Split                                                 29
         5.7      Exchange Agreements                                         31
         5.8      Management Services                                         31
         5.9      Lease of Office Space                                       31
         5.10     Contracts with Members or their Affiliates                  31
         5.11     Other Business Ventures                                     31
         5.12     Competition                                                 32
         5.13     Confidentiality                                             32
         5.14     Truck Transportation                                        32
         5.15     Claims Arising from the Sale of Energy Products             32
         5.16     Execution of Documents Filed with Secretary of State of
                  Delaware                                                    33
         5.17     Liability and Indemnification                               33

ARTICLE VI ACCOUNTING AND BANK ACCOUNTS                                       36
         6.1      Fiscal Year                                                 36
         6.2      Books and Records                                           37
         6.3      Financial Reports                                           37
         6.4      Tax Returns and Elections; Tax Matters Member               37
         6.5      Section 754 Election                                        38
         6.6      Bank Accounts                                               38

ARTICLE VII TRANSFERS OF INTERESTS                                            38
         7.1      Prohibition on Transfer                                     38
         7.2      Involuntary Transfers                                       38
         7.3      Substitute Member                                           39
         7.4      Binding on Transferee                                       39

ARTICLE VIII DISPUTE RESOLUTION                                               39
         8.1      General Management Issues                                   39
         8.2      Business Issues and Legal Issues                            40

ARTICLE IX DISSOLUTION AND TERMINATION                                        41
         9.1      Events Causing Dissolution                                  41
         9.2      Effect of Dissolution                                       43
         9.3      Plan of Liquidation                                         43
         9.4      Application of Proceeds                                     44
         9.5      Continuing Obligations                                      44

ARTICLE X MISCELLANEOUS                                                       44
         10.1     Title to Assets                                             44

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         10.2     Nature of Interest in the Company                           44
         10.3     Notices                                                     44
         10.4     Waiver of Default                                           44
         10.5     No Third Party Rights                                       45
         10.6     Entire Agreement                                            45
         10.7     Amendments to this Agreement                                45
         10.8     Severability                                                45
         10.9     Binding Agreement                                           45
         10.10    Headings                                                    45
         10.11    Counterparts                                                45
         10.12    Governing Law                                               46

SCHEDULES:
Schedule 2.12(a)
Schedule 2.12(b)
Schedule 5.6(d)

EXHIBITS:
Exhibit A         Asset Contribution Agreements
Exhibit B         Management Services Agreements
Exhibit C         Personnel Lease Agreements
Exhibit D         Agency Agreements
Exhibit E         Exchange Agreements
Exhibit F         Office Lease Agreements

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               COUNTRY ENERGY, LLC


         THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into as of June 29, 1998, by Cenex Harvest States Cooperatives, a Minnesota cooperative corporation ("CHS") and Farmland Industries, Inc., a Kansas cooperative corporation ("Farmland") (each, a "Member," and collectively, the "Members").

                                     RECITAL

         The Members have caused Country Energy, LLC (the "Company") to be formed under the Delaware Limited Liability Company Act for the following purposes: (a) to serve as the exclusive agent for the Members for (i) the marketing, sales and distribution of Energy Products to Customers, (ii) the invoicing and collection of receivables arising from the sale of Energy Products to Customers and (iii) the purchasing of Energy Products; and (b) to perform all acts necessary and incidental to the foregoing. The Members adopt this Agreement as the Limited Liability Company Agreement of the Company as contemplated in the Delaware Limited Liability Company Act.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants and promises contained herein, the Members agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Terms Defined in the Act. Unless defined specifically herein, terms relating to a limited liability company shall have the meanings given in the Delaware Limited Liability Company Act.

         1.2 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

                  "ACT" means the Delaware Limited Liability Company Act, as amended from time to time.

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                  "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to each
         Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member's share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulations ss. 1.704-1(b)(2)(ii)(d)(4), (5) and
         (6).

                  "AFFILIATE" of a Person means an entity which controls, is controlled by or is under common control with such Person.

                  "AGENCY AGREEMENT" means an agreement between the Company and a Member in the form attached as Exhibit D, pursuant to which the Company will serve as the exclusive agent for the Member for (i) the marketing, sales and distribution of Energy Products to Customers, (ii) the invoicing and collection of receivables arising from the sale of Energy Products to Customers, and (iii) the purchasing of Energy Products.

                  "AGENCY FEE" means the fee to be paid to the Company by each Member as compensation for serving as such Member's agent pursuant to the Agency Agreement.

                  "AGENCY FEE PERCENTAGE" means, for each fiscal year or other period, with respect to a Member, the total amount of Agency Fees payable to the Company by such Member with respect to such period divided by the total amount of Agency Fees payable to the Company by all Members with respect to such period, multiplied by 100.

                  "AGREEMENT" means this Limited Liability Company Agreement of Country Energy, LLC, as amended from time to time.

                  "ANNUAL CAPITAL BUDGET" shall have the meaning set forth in
         Section 2.10.

                  "ANNUAL OPERATING BUDGET" shall have the meaning set forth in
         Section 2.10.

                  "ASSET CONTRIBUTION AGREEMENT" means an agreement between the Company and a Member in the form attached hereto as Exhibit A, pursuant to which such Member shall make its Initial Contribution to the Company.

                  "AVAILABLE CASH" means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal year derived from any source (other than Capital Contributions and Liquidation Proceeds) that the Members determine is available for Distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

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                  "BANKRUPTCY" means, with respect to any Person, the entry of an order for relief against such Person or the voluntary filing for relief by such Person under the Federal Bankruptcy Code.

                  "BRANDED FUEL" means Refined Fuel that is sold by a Member in truckload or smaller quantities (i) to members of such Member on a patronage basis, (ii) to AMPRIDE non-member dealers or (iii) to CHS owned or direct brand non-member dealers.

                  "BRANDED FUEL BASE FEE" means the fee to be paid to the Company by each Member for each gallon of Branded Fuel sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "BRANDED LUBE OIL" means gallons of Lube Oil packaged and sold in a container bearing the Cenex or Farmland logo and bulk gallons of Lube Oil sold under the Cenex or Farmland logo, irrespective of patronage treatment by the Members; provided, however, that for purposes of this Agreement, the SF Services logo will be considered a Farmland logo in the event that the proposed merger between Farmland and SF Services, Inc. is consummated.

                  "BRANDED LUBE OIL BASE FEE" means the fee to be paid to the Company by each Member for each gallon of Branded Lube Oil sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "BUSINESS DAY" means any day other than: (a) a Saturday or Sunday; (b) any of the following holidays: Christmas Day, New Year's Day, Memorial Day Holiday, Independence Day, Labor Day Holiday, Thanksgiving Day and the Friday following Thanksgiving Day; or (c) with respect to a Member receiving any Notice required or permitted hereunder, a day on which such Member's offices are closed.

                  "BUSINESS ISSUE" means a dispute between the Members that involves the failure to reach agreement with respect to (i) a Business Plan, or any portion thereof (including an Annual Operating Budget or an Annual Capital Budget), or (ii) the election of the Co-Presidents or the President.

                  "BUSINESS ISSUE EXPIRATION DATE" means, in the event a Business Issue shall arise during the term of this Agreement, that date on which the previous agreement between the Members with respect to such Business Issue expires, which shall be, as applicable, the expiration date of the then current Business Plan or the date that is three years from the date the Co-Presidents or the President was last elected by the Members.

                  "BUSINESS PLAN" means any business plan adopted by the Members pursuant to Section 2.10.

                  "CAPITAL ACCOUNT" means the separate account established and maintained by the Company for each Member pursuant to Section 3.4.

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                  "CAPITAL CALL" shall have the meaning set forth in Section
         3.2.

                  "CAPITAL CONTRIBUTION" means, with respect to each Member, the total amount of cash and the Fair Value of Contributed Assets contributed by such Member (or such Member's predecessor-in-interest) to the capital of the Company for such Member's Interest.

                  "CHS" means Cenex Harvest States Cooperatives, a Minnesota cooperative corporation.

                  "CHS BASE LINE VOLUME" means the base line sales volume of CHS with respect to a Product Line, as determined in accordance with the provisions of Section 5.6.

                  "CERTIFICATE" means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended from time to time.

                  "CHANGE IN CONTROL" means, with respect to a Member, (a) any merger, consolidation, sale of all or substantially all of the assets or similar transaction as a result of which a majority of the directors of such Member no longer constitutes a majority of the directors of the surviving entity, (b) the liquidation or dissolution of such Member,
         (c) entering into any Bankruptcy, insolvency or other proceeding whereby such Member seeks protection from its creditors or (d) any public offering or other transaction, as a result of which such Member ceases to be organized under the cooperative form of organization.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

                  "COMPANY" means Country Energy, LLC, a Delaware limited liability company.

                  "COMPANY MINIMUM GAIN" shall have the same meaning as the term "partnership minimum gain" set forth in Treasury Regulation ss. 1.704-2(d)(1). Company Minimum Gain shall be determined, first, by computing for each Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.4. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year shall be determined by: (a) calculating the net decrease or increase in Company Minimum Gain using the current year's book value and the prior year's amount of Company Minimum Gain; and (b) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

                  "COMPANY'S BUSINESS" shall have the meaning set forth in
         Section 2.1.

                  "CONTRIBUTED ASSETS" of a Member shall have the meaning assigned in the Asset Contribution Agreement between such Member and the Company.

                  "CREDITS" means all tax credits allowed by the Code with respect to activities of the Company or the Property.

                  "CUSTOMERS" means customers of any Member for Energy Products, including customers that are local cooperatives that are members or patrons of one or more Members, independent dealers and other purchasers of Energy Products.

                  "DEDICATED EMPLOYEES" means employees of any Member assigned to fill specific work positions of the Company in accordance with the terms of a Personnel Lease Agreement.

                  "DEFAULT" shall have the meaning set forth in Section 3.3(a).

                  "DEFAULT DATE" shall have the meaning set forth in Section 3.3(b).

                  "DEFAULT NOTICE" shall have the meaning set forth in Section 3.3(a).

                  "DEFAULTED AMOUNT" shall have the meaning set forth in Section 3.3(b).

                  "DEFAULTING MEMBER" shall have the meaning set forth in
         Section 3.3(b).

                  "DISTRIBUTIONS" means any distributions by the Company to the Members of Available Cash, Liquidation Proceeds or other amounts.

                  "EFFECTIVE DATE" means September 1, 1998.

                  "EMERGENCY SITUATION" means an unforeseen situation in which immediate action is necessary to prevent personal injury or substantial property damage.

                  "ENERGY PRODUCTS" means Refined Fuels, Lubricants and Propane.

                  "EXCHANGE AGREEMENTS" means the agreements among the Members and the Company in the forms attached hereto as Exhibit E, pursuant to which the Members shall exchange Energy Products with each other and purchase Energy Products from each other.

                  "FAIR VALUE" of an asset means: (a) with respect to a Member's Contributed Assets, the book value of such Contributed Assets as reflected on the books and records of such Member as of the date of the contribution; and (b) for all other purposes, the actual fair market value of such asset.

                  "FARMLAND" means Farmland Industries, Inc., a Kansas cooperative corporation.

                  "FARMLAND BASE LINE VOLUME" means the base line sales volume of Farmland with respect to a Product Line, as determined in accordance with the provisions of Section 5.6.

                  "GENERAL MANAGEMENT ISSUE" means a disagreement between the Members with respect to (i) the execution or implementation of a Business Plan, (ii) the action that should be taken by the Company in an Emergency Situation or (iii) any other matter concerning the Company, this Agreement or any Operating Agreement that is not a Business Issue or a Legal Issue.

                  "GREASE" means a mixture of a fluid lubricant and a thickener dispersed in the oil.

                  "GREASE BASE FEE" means the fee to be paid to the Company by each Member for each pound of Grease sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "INCOME" and "LOSS" mean, respectively, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code
         Section 703(a), except that for this purpose: (a) all items of income, gain, deduction or loss required to be separately stated by Code
         Section 703(a)(1) shall be included in taxable income or loss; (b) tax exempt income shall be added to taxable income or loss; (c) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code
         Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation ss. 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (d) taxable income or loss shall be adjusted to reflect any item of income or loss specially allocated in Article IV.

                  "INITIAL CONTRIBUTION" means the Contributed Assets and cash contributed by each Member for its Interest pursuant to Section 3.1.

                  "INITIAL PERIOD" means the period commencing on the Effective Date and ending on August 31, 2000.

                  "INTEREST" refers to all of a Member's rights and interests in the Company in such Member's capacity as a Member, as provided in the Certificate, this Agreement and the Act, including, without limitation, the Member's right to vote and its interest in the total capital, profits and losses of the Company.

                  "INVESTMENT CHANGE" means (i) the capital investment or divestment (individually or in a series of related transactions) of capital assets (including by merger, joint venture, etc.) as a result of which a Member acquires or divests sales volume of Energy Products or (ii) a transaction between a Member and a regional agricultural cooperative that results in a direct patronage relationship between such Member and a group of local cooperatives with respect to Energy Products.

                  "LATE PAYMENT FEE" shall have the meaning set forth in Section 3.3(b).

                  "LEGAL ISSUE" means a dispute between the Members that involves (i) any claim for damages, (ii) the determination of any CHS Base Line Volume, Farmland Base Line Volume, Total Base Line Volume or Sales Split pursuant to Section 5.6(d) or (iii) a dispute as to the interpretation of this Agreement or any Operative Agreement.

                  "LIQUIDATION PROCEEDS" means all Property at the time of liquidation of the Company and all proceeds thereof.

                  "LUBE OIL" means oils used for the control of friction and wear between moving surfaces in contact.

                  "LUBRICANTS" means products that generally control friction and wear between moving surfaces in contact, including Branded Lube Oil, Unbranded Lube Oil and Grease.

                  "MANAGEMENT COMMITTEE" means the committee composed of Representatives of the Members pursuant to Section 5.1.

                  "MANAGEMENT SERVICES AGREEMENT" means an agreement between the Company and a Member in the form attached hereto as Exhibit B, pursuant to which such Member will provide management services to the Company and the Company will provide management services to such Member.

                  "MATERIAL ITEM" means any item having a material affect on the business or financial condition of the Company and any other item that is specifically designated as a "Material Item" in the then current Business Plan.

                  "MEMBER" means each Person executing this Agreement, including any Substitute Member.

                  "MEMBER MINIMUM GAIN" shall have the same meaning as the term "partner nonrecourse debt minimum gain" as set forth in Treasury Regulation ss. 1.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain shall be determined by computing for each Member Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.4. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year shall be determined by: (a) calculating the net decrease or increase in

         Member Minimum Gain using the current year's book value and the prior year's amount of Member Minimum Gain; and (b) adding back any decrease in Member Minimum Gain arising solely from the Revaluation.

                  "MEMBER NONRECOURSE DEBT" shall have the same meaning as the term "partner nonrecourse debt" set forth in Treasury Regulation ss. 1.704-2(b)(4).

                  "MEMBER NONRECOURSE DEDUCTIONS" shall have the same meaning as the term "partner nonrecourse deductions" set forth in Treasury Regulation ss. 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation ss. 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation ss. 1.704-2(i).

                  "NON-DEFAULTING MEMBER" shall have the meaning set forth in
         Section 3.3(b).

                  "NON-TRANSFERRING MEMBER," means, in the case of a Transfer by a Member of its Interest, the Member that did not Transfer its Interest.

                  "NONRECOURSE DEDUCTIONS" shall have the same meaning as the term "nonrecourse deductions" set forth in Treasury Regulation ss. 1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation ss. 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation ss. 1.704-2(c) and
         (h).

                  "NONRECOURSE DEBT" means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulations ss.ss. 1.752-1(a)(2) and 1.752-2.

                  "NOTICE" shall have the meaning set forth in Section 10.3.

                  "OFFICE LEASE AGREEMENT" means an agreement between the Company and a Member in the form attached hereto as Exhibit F, pursuant to which such Member shall provide office facilities for use by the Company.

                  "OPERATIVE AGREEMENTS" means, collectively, the Asset Contribution Agreements, Management Services Agreements, Personnel Lease Agreements, Agency Agreements, Exchange Agreements and Office Lease Agreements.

                  "PAYMENT DATE" shall have the meaning set forth in Section 3.3(b).

                  "PERCENTAGE INTEREST" means, with respect to each Member, such Member's percentage interest in the Company. The Percentage Interest of each Member, prior to any adjustments required by the provisions of this Agreement, shall be as follows:

                                                   Percentage
                   Member                           Interest
                   ------------------------------------------
                   CHS                                 50%
                   Farmland                            50%

                  "PERSON" means any individual, partnership, limited liability company, corporation, cooperative association, estate, trust, custodian, nominee or other entity in its own or any representative capacity.

                  "PERSONNEL LEASE AGREEMENT" means an agreement between the Company and a Member in the form attached hereto as Exhibit C, pursuant to which such Member will lease Dedicated Employees to the Company.

                  "PREFERRED RETURN" shall have the meaning set forth in Section 4.6.

                  "PRESIDENT" or "CO-PRESIDENT" means the individual or individuals designated by the Members pursuant to Section 5.2 to manage the day-to-day operations of the Company.

                  "PRIME RATE" means the prime lending rate published from time to time in The Wall Street Journal; provided, however, that if no prime lending rate is then published in The Wall Street Journal, the term "Prime Rate" shall mean the rate of interest announced from time to time by The Chase Manhattan Bank, or its successor, as its prime lending rate.

                  "PRODUCT LINE" means any one of the following types of Energy
         Products: Branded Fuel, Unbranded Fuel, Tender Sale Fuel, Branded Lube Oil, Unbranded Lube Oil, Grease and Propane.

                  "PROPANE" means a hydrocarbon with the composition C3H8 that meets HD-5 or Commercial Grade specifications, as those specifications are defined in the Natural Gas Processors Association Publication #2140-62, and all revisions thereof.

                  "PROPANE BASE FEE" means the fee to be paid to the Company by each Member for each gallon of Propane sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "PROPERTY" means all properties and assets (including supplies, equipment, real estate or leasehold or subleasehold interests therein, intellectual property, contract rights and other intangible assets) that the Company may own or otherwise have an interest in from time to time.

                  "REFINED FUEL SALES SPLIT" means the combined Sales Split for Branded Fuel and Unbranded Fuel; specifically, the Refined Fuel Sales Split shall be "A% CHS/B% Farmland," where

                  A = CHS Base Line Volume for Branded Fuel + CHS Base Line Volume for Unbranded Fuel X 100

                      Total Base Line Volume for Branded Fuel + Total Base Line Volume for Unbranded Fuel

                         and

                  B = Farmland Base Line Volume for Branded Fuel + Farmland Base Line Volume for Unbranded Fuel X 100.

                      Total Base Line Volume for Branded Fuel + Total Base Line Volume for Unbranded Fuel,

         provided, however, that A and B shall be rounded to the nearest whole percentage.

                  "REFINED FUELS" means gasoline and distillates, including Branded Fuels, Unbranded Fuels and Tender Sale Fuels.

                  "REGULAR PRODUCT LINE" means any one of the following types of Energy Products: Branded Fuel, Unbranded Fuel, Branded Lube Oil, Unbranded Lube Oil, Grease and Propane.

                  "REPRESENTATIVES" shall mean a Member's representative on the Management Committee.

                  "RESERVES" means amounts set aside from time to time by the Members pursuant to Section 4.10.

                  "RETAINED EARNINGS BALANCE" means, with respect to a Member, the difference between (i) the sum of all allocations made to such Member, pursuant to Article IV, of Company income and gain (or items thereof) during the term of this Agreement and (ii) the sum of (A) the sum of all allocations made to such Member, pursuant to Article IV, of Company loss and deductions (or items thereof) during the term of this Agreement, (B) the amount of money distributed to such Member during the term of this Agreement and (C) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752) during the term of this Agreement.

                  "RETAINED EARNINGS BALANCE PERCENTAGE" means, with respect to a Member, the Retained Earnings Balance of such Member divided by the sum of the Retained Earnings Balances of all of the Members, multiplied by 100.

                  "REVALUATION" means the occurrence of any event described in clause (x), (y) or (z) of Section 3.4(c) in which the book basis of Property is adjusted to its Fair Value.

                  "SALES SPLIT" means the percentage of each sale of an Energy Product made to a Customer by the Company as an agent for the Members that is deemed to be made by each of the Members, as determined in accordance with the provisions of Section 5.6.

                  "SALES YEAR" shall have the meaning set forth in Section
         5.6(d).

                  "SPOT SALE GALLONS" means, for a given fiscal year, (a) with respect to Farmland, the Zone 1 Member Spot Sale Gallons for Farmland for such year, and (b) with respect to CHS, the sum of the Zone 1 Member Spot Sale Gallons for CHS for such year and the Zone 2 CHS Spot Sale Gallons for such year.

                  "SPOT SALE GALLON BASE FEE" means the fee to be paid to the Company by each Member for each Spot Sale Gallon of the Member, which fee shall be as set forth in the Business Plan.

                  "SUBSTITUTE MEMBER" means a Transferee admitted to the Company as a Member in accordance with Section 7.3.

                  "TAX MATTERS MEMBER" means the Member designated pursuant to
         Section 6.4 to represent the Company in matters before the Internal Revenue Service.

                  "TENDER SALE FUEL" means (i) Refined Fuel that is sold by a Member by the barrel in pipeline or terminal locations (other than Refined Fuel that is Branded Fuel or Unbranded Fuel), which fuel may be sold on a patronage or non-patronage basis, or (ii) any other Refined Fuel that is sold by a Member to Customers that is not Branded Fuel or Unbranded Fuel.

                  "TOTAL BASE LINE VOLUME" means the sum of the Farmland Base Line Volume and the CHS Base Line Volume.

                  "TRANSFER" means: (a) when used as a verb, to give, sell, exchange, assign, transfer, lease, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber; and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

                  "TRANSFEREE" shall have the meaning set forth in Section 7.2.

                  "TRANSFEROR" shall have the meaning set forth in Section 7.2.

                  "TREASURY REGULATIONS" means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

                  "UNBRANDED FUEL" means Refined Fuel that is sold by a Member
         (i) in truckload quantities on a non-patronage basis, (ii) by the barrel in pipeline or terminal locations on a non-patronage basis to a Customer that regularly purchased Refined Fuel from such Member in truckload quantities on a non-patronage basis prior to the date of this Agreement but subsequently changed its purchasing practices to purchases at pipeline or terminal locations as a result of changes in the industry or the size of such Customer, or (iii) to a regional agricultural cooperative (other than a Member); provided, however, that the term "Unbranded Fuel" shall not include any fuel that is Branded Fuel.

                  "UNBRANDED FUEL BASE FEE" means the fee to be paid to the Company by each Member for each gallon of Unbranded Fuel sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "UNBRANDED LUBE OIL" means Lube Oil that is not Branded Lube Oil, including, without limitation, Lube Oil sold under non-premium brand logos such as Ampride, Bull's Eye and Viking, irrespective of patronage treatment by the Members.

                  "UNBRANDED LUBE OIL BASE FEE" means the fee to be paid to the Company by each Member for each gallon of Unbranded Lube Oil sold by the Company as an agent for such Member, which fee shall be as set forth in the Business Plan.

                  "ZONE 1 MEMBER SPOT SALE GALLONS" means, with respect to a Member, for a given fiscal year, that number of gallons of Refined Fuel that is equal to amount, if any, by which (a) is greater than (b), where (a) is equal to the total number of gallons of Refined Fuel produced during such year at all petroleum refineries owned by such Member that are located in Zone 1 (as defined in the Refined Fuel Exchange Agreement attached hereto as part of Exhibit E) and (b) is equal to the sum of (i) the number of gallons of Branded Fuel sold by the Company as an agent for such Member in Zone 1 during such year,
         (ii) the number of gallons of Unbranded Fuel sold by the Company as an agent for such Member in Zone 1 during such year and (iii) the number of gallons of Refined Fuel owned by such Member that was moved from Zone 1 to another Zone (as defined in the Refined Fuel Exchange Agreement attached hereto as part of Exhibit E) during such year in order to deliver Refined Fuel to third parties pursuant to third party exchange agreements or to move Refined Fuel among the Zones without transferring it to a third party; provided, however, that with respect to a petroleum refinery that is only partially owned by a Member, the total number of gallons of Refined Fuel produced at such refinery during such year for purposes of this Agreement shall be equal to the product obtained by multiplying (A) the total number of gallons of Refined Fuel produced at such refinery during such year by (B) such Member's percentage ownership interest in such refinery.

                  "ZONE 2 CHS SPOT SALE GALLONS" means, for a given fiscal year, that number of gallons of Refined Fuel that is equal to the amount, if any, by which (a) is greater than (b), where (a) is equal to the total number of gallons of Refined Fuel produced during such year at all petroleum refineries owned by CHS that are located in Zone 2 (as defined in the Refined Fuel Exchange Agreement attached hereto as part of Exhibit E) and (b) is equal to the sum of (i) the number of gallons of Branded Fuel sold by the Company as an agent for CHS in Zone 2 during such year, (ii) the number of gallons of Unbranded Fuel sold by the Company as an agent for CHS in Zone 2 during such year and (iii) the number of gallons of Refined Fuel owned by CHS that was moved from Zone 2 to another Zone (as defined in the Refined Fuel Exchange Agreement attached hereto as part of Exhibit E) during such year in order to deliver Refined Fuel to third parties pursuant to third party exchange agreements or to move Refined Fuel among the Zones without transferring it to a third party; provided, however, that with respect to a petroleum refinery that is only partially owned by CHS, the total number of gallons of Refined Fuel produced at such refinery during such year for purposes of this Agreement shall be equal to the product obtained by multiplying (A) the total number of gallons of Refined Fuel produced at such refinery during such year by (B) CHS's percentage ownership interest in such refinery.

         1.3 Other Definitional Provisions.

                  (a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

                  (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                  (c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.


                                   ARTICLE II
                                BUSINESS PURPOSE

         2.1 Name; Business Purpose

                  (a) The name of the Company shall be Country Energy, LLC. The name of the Company may be changed from time to time by the Members.

                  (b) The purpose of the Company (the "Company's Business") is:
         (i) to serve as the exclusive agent for the Members for (A) the marketing, sales and distribution of Energy Products to Customers, (B) the invoicing and collection of receivables arising from the sale of Energy Products to Customers and (C) the purchasing of Energy Products; and (ii) to perform all acts necessary or incidental to the foregoing.

                  (c) The Members expect that significant benefits will flow from the formation and operation of the Company that are unavailable to the Members independently. Specifically, the Members expect that the Company, through integrating the resources of the Members, will be able to: (i) reduce the overall costs of production of Energy Products; (ii) minimize the costs of distribution of Energy Products; (iii) expand and enhance the products and services offered to the members and Customers of the Members; (iv) fully develop and exploit the intellectual property rights of the Members; (v) increase the membership of the Members and the membership opportunities for current and prospective members of the Members; and (vi) expand the overall production and sales of Energy Products to members and Customers of the Members. The Members acknowledge that all of the various Energy Products included in this Agreement utilize the same sales and marketing channels and resources, and that the formation and operation of the Company would not be feasible without the inclusion of all of the Energy Products included herein.

         2.2 Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act and shall possess and may exercise all powers granted by the Act, any other law or this Agreement, together with any powers incidental, necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

         2.3 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed from time to time by the Members.

         2.4 Amendment of the Certificate. The Company shall amend the Certificate at such time or times and in such manner as may be approved by the Members or required by the Act or this Agreement.

         2.5 Effective Date. This Agreement shall be effective as of the Effective Date.

         2.6 Agreement to Finalize Certain Operative Documents. The Members recognize that certain Exhibits to this Agreement, which consist of certain Operative Agreements, have not been agreed upon as of the date hereof. The Members agree to negotiate and work together in good faith to finalize such Operative Agreements in accordance with the understandings of the Members as of the date hereof. If the Members are able to reach agreement with respect to the terms of all of the Operative Agreements prior to July 31, 1998, the Members and the Company shall execute such agreements prior to July 31, 1998 and attach such agreements as Exhibits to this Agreement as indicated. In the event that the Members have not executed all of the Operative Agreements prior to July 31, 1998, then this Agreement and all other previously executed Operative Agreements shall automatically terminate on September 1, 1998 and shall be null and void and of no effect.

         2.7 Due Diligence. Each Member (for purposes of this Section 2.7, an "Investigated Member") shall permit the other Member (for purposes of this
Section 2.7, an "Investigating Member") to conduct such investigations and due diligence with respect to the marketing, sale, distribution and purchasing of Energy Products previously conducted by the Investigated Member as the Investigating Member deems advisable. Each Member shall have completed its due diligence activities prior to July 31, 1998. In the event that the due diligence activities of an Investigating Member lead to the discovery of discrepancies between the representations and warranties set forth in Section 2.12 and the actual Farmland or CHS sales volumes for the 1997 fiscal years of each of Farmland and CHS, then the data currently listed in Schedule 5.6(d) regarding the Farmland or CHS Base Line Volumes shall be adjusted to correct any such discrepancies. In the event that the due diligence activities of an Investigating Member lead to the discovery of any other information which impacts the assumptions made by such Member in entering into this Agreement (for purposes of this Section 2.7, a "Due Diligence Issue"), the Members shall meet to discuss in good faith and resolve such Due Diligence Issue. In the event any Due Diligence Issue is not resolved to the satisfaction of the Members prior to September 1, 1998, then either Member may elect to terminate this Agreement and all other previously executed Operative Agreements by giving notice to the other Member of such election.

         2.8 Liability of Members. No Member, Representative, Co-President or President, solely by reason of such status, shall be liable, under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company, whether arising in contract, tort, by statute or otherwise, or for the acts or omissions of any other Member, Representative or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members, Representatives or any Co-President or President for liabilities of the Company.

         2.9 Authority; Investment Intent; Restriction Against Transfer. Each Member warrants to the Company and the other Member that: (a) the Member is duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite power and authority to execute this Agreement and the Operative Agreements and perform its obligations hereunder and thereunder; (b) the Member is acquiring an Interest for such Member's own account as an investment and without any intent to distribute such Interest or any portion thereof or interest therein; and (c) the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member's Interest may not be resold or transferred except pursuant to a registration statement under or an exemption from the registration provisions of the federal and applicable state securities laws, and in no event except in compliance with the terms of this Agreement.

         2.10 Business Plan

                  (a) Prior to the Effective Date, the Members agree to work together in good faith to adopt a Business Plan covering the three fiscal years commencing on September 1, 1998 (the "Initial Business Plan"). In the event that the Members are unable to agree upon an Initial Business Plan prior to September 1, 1998, then this Agreement shall automatically terminate on September 1, 1998 and shall be null and void and of no effect.

                  (b) On or before June 30 of each year, commencing June 30, 1999, the Management Committee shall adopt a Business Plan covering the three fiscal years immediately following the then current fiscal year.

                  (c) Each Business Plan shall include: (i) an annual operating budget (the "Annual Operating Budget") for each of the three fiscal years, including projected operating revenues, expenses and working capital reserves; (ii) an annual capital budget (the "Annual Capital Budget") for each of the three fiscal years, including projected capital expenditures and investments; (iii) the Branded Fuel Base Fee, Unbranded Fuel Base Fee, Spot Sale Gallon Base Fee, Branded Lube Oil Base Fee, Unbranded Lube Oil Base Fee, Grease Base Fee and Propane Base Fee with respect to each of the three fiscal years; (iv) the monthly estimated Agency Fee payment to be paid to the Company by each Member during each of the three fiscal years, pursuant to the terms and conditions of the Agency Agreements attached hereto as Exhibit D; (v) any Capital Calls to be made in support of the Company's Business during the three-year period covered by the Business Plan; and (vi) such other information, plans and strategies as the Members deem advisable. The Business Plan shall be as detailed as is practical in order to minimize disputes with respect to the execution of the Business Plan. The Members may amend the Company's Business Plan at any time.

         2.11 Risk Management Policy. Prior to the Effective Date, the Members shall work together in good faith to adopt a risk management policy for the Company.

         2.12 Representations Regarding 1997 Sales Figures

                  (a) Farmland hereby represents and warrants to CHS that the volumes listed on Schedule 2.12(a) hereto represent the sales volumes of Farmland for each Product Line listed on Schedule 2.12(a) for Farmland's 1997 fiscal year and do not differ in any material respect from such actual sales volumes.

                  (b) CHS hereby represents and warrants to Farmland that the volumes listed on Schedule 2.12(b) hereto represent the sales volumes of CHS for each Product

         Line listed on Schedule 2.12(b) for CHS's 1997 fiscal year and do not differ in any material respect from such actual sales volumes.

         2.13 Term. The term of this Agreement shall commence on the Effective Date. The Company shall have perpetual existence unless sooner dissolved as provided herein.


                                   ARTICLE III
                                 CAPITALIZATION

         3.1 Initial Contributions

                  (a) Each Member shall execute, deliver and perform all obligations of such Member under its respective Asset Contribution Agreement. On the Effective Date, each Member shall make an Initial Contribution to the Company consisting of: (i) such Member's Contributed Assets, in accordance with the terms and conditions of such Member's Asset Contribution Agreement; plus (ii) an amount, in cash, equal to the difference between $1,250,000 and the Fair Value of such Member's Contributed Assets.

                  (b) Each Member's Contributed Assets shall be transferred to the Company on the Effective Date free and clear of any and all liens, claims, liabilities, restrictions and encumbrances.

         3.2 Capital Calls. The Members recognize that the Company may from time to time require capital in addition to the Initial Contributions in order to conduct the Company's Business or accomplish further objectives approved by the Members. Accordingly, the Members may provide in the Business Plan that additional cash capital contributions shall be due and payable by the Members in designated amounts at designated times. A call for such additional capital contributions shall be referred to herein as a "Capital Call." The Co-Presidents or President shall make Capital Calls in accordance with the Business Plan. The Co-Presidents or President shall make a Capital Call by giving at least 30 Business Days' prior written notice to the Members of the amount of the required additional capital contribution and the date that such contribution is due. Each Member shall be obligated to comply with a Capital Call by making the contribution required thereunder on or prior to the date such contribution is due. A failure to comply with a Capital Call shall be deemed a material breach of this Agreement.

         3.3 Defaults on Initial Contributions or Capital Calls

                  (a) If any Member fails for any reason to make all or any portion of its Initial Contribution or fails for any reason to meet a Capital Call by the due date therefor (which failure shall be referred to as a "Default"), the Company, acting pursuant to the vote of the Member which has made the Initial Contribution or met the Capital Call, as the case may be (the "Non-Defaulting Member"), may give written notice of such failure (a "Default Notice") to the non-paying Member. The non-paying Member may cure such failure by paying the entire unpaid amount within five Business Days after receipt of the Default Notice, in which event such Member shall not be deemed a "Defaulting Member."

                  (b) If the non-paying Member does not cure such Default within five Business Days after receipt of the Default Notice, such Member shall be deemed a "Defaulting Member," and the following shall apply:

                           (i) Effective on the sixth Business Day after the
                  date of the Defaulting Member's receipt of the Default Notice (the "Default Date"), the Percentage Interests of the Members shall be automatically adjusted to take into account the failure of the Defaulting Member to make such Initial Contribution or meet such Capital Call. The Percentage Interest of each Member shall be the respective percentage obtained by dividing the total amount contributed by such Member to the Company through and including the Default Date by the total amount contributed by all the Members through and including the Default Date. The sum of the Percentage Interests of the Members, as adjusted in accordance with this
                  Section 3.3(b)(i), shall equal 100%.

                           (ii) Effective as of the Default Date and continuing
                  until the Defaulting Member cures its Default in the manner provided in Section 3.3(b)(v), the Defaulting Member shall no longer have the right to vote as a Member, give its approval or consent as Member, name Representatives to the Management Committee or participate in the management of the business and affairs of the Company, and the vote, consent or approval of the Non-Defaulting Member shall be sufficient for taking all action required or permitted to be taken by the Members under this Agreement.

                           (iii) The portion of any Initial Contribution or
                  Capital Call not made when due by a Defaulting Member (the "Defaulted Amount") shall bear interest at the Prime Rate plus four percentage points until the Defaulting Member cures its Default in whole. Such interest shall be payable to the Company and be allocated and distributed in accordance with
                  Section 4.6.

                           (iv) The Defaulted Amount shall also bear a 10% late
                  payment fee ("Late Payment Fee"). The Late Payment Fee shall be payable to the Company and be allocated and distributed in accordance with Section 4.6.

                           (v) Notwithstanding the foregoing provisions of this
                  Section 3.3, the Defaulting Member may cure its Default at any time prior to the expiration of 30 days after the Default Date by paying to the Company the entire Defaulted Amount, together with interest at the rate provided in Section 3.3(b)(iii) and the Late Payment Fee. If the Defaulting Member cures its Default in such manner, the Percentage Interests of the Members shall be re-adjusted to take such cure into account. The Percentage Interest of the Defaulting Member and of the Non-Defaulting Member shall be the respective percentage obtained by dividing the total amount contributed (excluding interest and the Late Payment Fee) by such Member to the Company through and including the date on which the Defaulting Member cured its Default (the "Payment Date") by the total amount contributed to the Company by all the Members through and including the Payment Date. The sum of the Percentage Interests of the Members, as adjusted in accordance with this
                  Section 3.3(b)(v), shall equal 100%. The foregoing adjustment shall not take into account any interest or Late Payment Fee paid by the Defaulting Member. Any payment by a Non-Defaulting Member of a Defaulting Member's Defaulted Amount shall constitute a loan to the Company in accordance with Section
                  3.6 and shall not be deemed part of such Member's Capital Contribution. The Defaulting Member shall no longer be a Defaulting Member upon cure of its Default in accordance with this Section 3.3(b)(v).

                  (c) The Defaulting Member shall remain liable to the Company and to creditors of the Company that extended credit prior to such Default for the Defaulted Amount and shall remain liable to the Company for interest at the rate provided in Section 3.3(b)(iii) and for the Late Payment Fee, until the Defaulting Member cures its Default as provided in Section 3.3(b)(v) or until such Defaulted Amount is recovered by the Company in accordance with this Section 3.3(c) or is otherwise paid by the Defaulting Member. The Company, upon the vote of the Non-Defaulting Member, is hereby empowered to collect from the Defaulting Member for the account of the Company the Defaulted Amount, together with interest at the rate provided in Section 3.3(b)(iii) and the Late Payment Fee. The Company is authorized to institute an action at law against the Defaulting Member in a court of competent jurisdiction to recover such amounts. If the Company is the prevailing party in such action, the Company shall be entitled to recover from the Defaulting Member, in addition to the Defaulted Amount plus interest and the Late Payment Fee, its costs of collection, including the reasonable fees and expenses of attorneys incurred in connection therewith. The Non-Defaulting Member may in its sole discretion cause the Company to settle or compromise any such claim. If the Company recovers from the Defaulting Member the Defaulted Amount plus all additional amounts contemplated by this Section 3.3(c), the Defaulting Member shall no longer be a Defaulting Member.

         3.4 Capital Accounts.

                  (a) A separate Capital Account shall be maintained for each Member. Each Member's Capital Account shall be: (i) increased by: (A) the amount of money contributed by such Member; (B) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752, but in any event not in limitation of the provisions of Section 3.1(b)); (C) allocations to such Member, pursuant to Article IV, of Company income and gain (or items thereof); and (D) to the extent not already netted out under clause (ii)(b) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (ii) decreased by: (A) the amount of money distributed to such Member; (B) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section
         752); (C) allocations to such Member, pursuant to Article IV, of Company loss and deductions (or items thereof); and (D) to the extent not already netted out under clause (i)(B) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (b) In the event any Interest is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred Interest and the Capital Account of the Transferee shall be increased and decreased in the manner set forth in Section 3.4(a).

                  (c) In the event of: (x) a Defaulting Member's Default or a Defaulting Member's cure of its Default that results in a shift in Percentage Interests; (y) the distribution by the Company to a Member of Property (other than cash) or a distribution of Property as consideration for an Interest; or (z) the liquidation of the Company within the meaning of Treasury Regulation ss. 1.704-1(b)(2)(ii)(g), the book basis of the Property shall be adjusted to Fair Value, and the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (x) or (y) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

                  (d) In the event Property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with Section 3.4(c) pursuant to Treasury Regulation ss. 1.704-1(b)(2)(iv)(f), the Members' Capital Accounts shall be adjusted in accordance with Treasury Regulation ss. 1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

                  (e) The provisions of this Section 3.4 and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with Treasury Regulations ss.ss. 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Members determine it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases therein, are computed in order to comply with such Treasury Regulations, the Members may cause such modification to be made, provided such modification is not likely to have a material effect on the amounts distributable to any Member upon dissolution of the Company.

         3.5 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to reduce its Capital Account or to receive any Distributions. No Member shall be entitled to demand or receive any Distributions in any form other than in cash. No Member shall be entitled to receive or be credited with any interest on the balance in its Capital Account at any time. Except as otherwise expressly provided herein, no Member shall have priority over any other Member as to the return of the balance in such Member's Capital Account.

         3.6 Loans

                  (a) Subject to unanimous approval by the Members (which for purposes of this 3.6(a) may include the loaning Member), any Member may advance funds as a loan to the Company in such amounts and at such times as may be approved by such Members. Any such loan shall bear a rate of interest and shall be on terms no more favorable to the loaning Member as are then available on similar loans from independent financial institutions.

                  (b) Notwithstanding the provisions of Section 3.6(a), in the event of a Defaulting Member's Default, any Non-Defaulting Member may elect to advance all or a portion of the Defaulted Amount to the Company. Such advance shall be deemed a loan to the Company and not a Capital Contribution. Any such loan shall be repayable in monthly installments of principal together with interest at the Prime Rate over a term of not greater than 60 months.

                  (c) Loans by a Member to the Company shall not be considered contributions to the capital of the Company.


                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

         4.1 Non-Liquidating Cash Distributions. The amount, if any, of Available Cash shall be determined by the Members after each fiscal year end and shall be distributed to the Members within 90 days following the end of such fiscal year, or at such other time(s) as determined by the Members, in the following order of priority:

                  (a) First, to each Member in an amount equal to the sum of the mutually agreed upon fees and expenses of outside counsel, all fees and expenses of accountants and consultants and all other organization expenses that are paid by such Member in connection with the formation of the Company and the negotiation, preparation and closing of this Agreement and the Operative Agreements, less all prior Distributions made in accordance with this Section 4.1(a); provided, in no event shall the aggregate Distributions to each Member pursuant to this Section 4.1(a) exceed $250,000. The amounts reimbursed in accordance with this Section 4.1(a) shall constitute organizational expenses of and shall be amortizable by the Company.

                  (b) Next, to the Members in proportion to their respective Retained Earnings Balance Percentages, until the cumulative amount of the distribution made pursuant to this Section 4.1(b) equals the sum of the Retained Earnings Balances of all of the Members.

                  (c) Next, to the Members in proportion to and to the extent of their respective positive Capital Account balances.

                  (d) Finally, to the Members in accordance with each Member's Percentage Interest.

         4.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

                  (a) First, to the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation.

                  (b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company's affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

                  (c) Next, in the event the Company was dissolved pursuant to
         Section 9.1(c), then (i) the Member that terminated the Company in accordance with the provisions of Section 9.1(c) (for purposes of this Section 4.2(c), the "Terminating Member") and the other Member (for purposes of this Section 4.2(c), the "Nonterminating Member") shall each retain the exclusive right to any brand name owned by such Member,
         (ii) all additive system equipment owned by the Company will be distributed in kind to the Nonterminating Member and (iii) the exclusive right to any brand names developed and owned by the Company will be distributed in kind to the Nonterminating Member.

                  (d) Next, to the Members in proportion to and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Company is liquidated.

                  (e) Finally, to the Members in accordance with their respective Percentage Interests.

         4.3 Profits, Losses and Distributive Shares of Tax Items. The Company's net income or net loss, as the case may be, for each fiscal year of the Company or part thereof, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI, shall be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless the Members agree otherwise.

         4.4 Allocation of Income, Loss and Credits. Income or Loss and Credits shall be allocated between the Members in proportion to their respective Agency Fee Percentages for the applicable fiscal year or other period.

         4.5 Special Rules Regarding Allocations. Notwithstanding the foregoing provisions of this Article IV, the following special rules shall apply in allocating the net income or net loss of the Company:

                  (a) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code
         Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, each Member's Capital Account or share of income or loss, pursuant to any provision of this Agreement.

                  (b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member's share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the "Minimum Gain Chargeback Requirement"). A Member's share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member's share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

                  A Member's share of Company Minimum Gain shall be computed in accordance with Treasury Regulation ss. 1.704-2(g) and as of the end of any Company taxable year shall equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain; minus (2) the sum of that Member's aggregate share of net decrease in Company Minimum Gain plus that Member's aggregate share of decreases resulting from revaluations of Property subject to Nonrecourse Debts. In addition, a Member's share of Company Minimum Gain shall be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation ss. 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member's predecessor in interest shall be taken into account.

                  (c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV other than Section 4.5(b) above, if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member which has a share of the Member Minimum Gain (determined under Treasury Regulation ss. 1.704-2(i)(5) as of the beginning of the year) shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member's share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation ss. 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member's share of Company Minimum Gain.

                  (d) Qualified Income Offset. In the event a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation ss. 1.704.1(b)(2)(ii)(d)(4), (5) or
         (6), that causes or increases such Member's Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(d) shall be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their Agency Fee Percentages for such fiscal year or other period.

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Members which bear the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation ss. 1.704-2(i).

                  (g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 4.5(b), (c), (d),
         (e) and (f) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such adjustments, allocations or distributions had not occurred. In addition, allocations pursuant to this Section 4.5(g) with respect to Nonrecourse Deductions in Section 4.5(e) and Member Nonrecourse Deductions in Section 4.5(f) shall be deferred to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

                  (h) Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise agreed to by all the Members, no Member shall be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

                  (i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation ss. 1.752-3(a)(3), each Member's interest in Company profits is equal to such Member's respective Agency Fee Percentages for the fiscal year in which such determination is made.

                  (j) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation ss.ss.1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by the Members that it is prudent or advisable to amend this Agreement in order to comply with such Treasury Regulations, the Members are empowered to so amend or modify this Agreement, notwithstanding any other provision of this Agreement.

                  (k) General Allocation Provisions. For purposes of determining Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

         4.6 Preferred Return. The Company shall allocate an amount of gross income and shall distribute to the Non-Defaulting Member an amount equal to any interest and Late Payment Fee paid to the Company by or collected by the Company from a Defaulting Member under Section 3.3(b) or (c) (the "Preferred Return"), less the amount of interest paid by the Company pursuant to Section 3.6(a) on a loan to the Company by the Non-Defaulting Member of the Defaulting Member's Defaulted Amount pursuant to Section 3.3(b)(v).

         4.7 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Members (or any Person required or authorized by law to wind up the Company's affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash and Liquidation Proceeds when the Members deem such action is in the best interests of the Company.

         4.8 No Priority. Except as may be otherwise expressly provided herein, no Member shall have priority over any other Member as to Company income, gain, loss, credits and deductions or distributions.

         4.9 Tax Withholding. Notwithstanding any other provision of this Agreement, the Members are authorized to take any action they determine to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any Distribution to any Member. For the purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Member.

         4.10 Reserves. The Members through their Representatives shall have the right to establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of Property, for debt service, and future investments, and for such other purposes as the Members deem necessary or advisable.

         4.11 Setoff. All Distributions to a Member shall be subject to setoff by the Company for any past due obligations of such Member (or its predecessor in interest) to the Company.

                                    ARTICLE V
                            MANAGEMENT AND OPERATIONS

         5.1 Management. The business and affairs of the Company shall be managed by the Members in the manner provided in this Article V.

                  (a) Management Committee. The Members shall meet and transact business through a Management Committee. During the Initial Period, the Management Committee shall be composed of three Representatives of each Member. Following the Initial Period, the Management Committee shall be composed of two Representatives of each Member. Each Member shall act through its Representatives, who shall be empowered to attend Management Committee meetings and cast such Member's vote. Each Representative of a Member shall be a director, officer or employee of such Member. A Member may appoint or substitute its Representatives orally or in writing. Each Representative shall serve at the pleasure of the Member appointing such Representative, and each Member may designate a successor Representative at any time. Each Member may rely on the other Members' Representatives with respect to the authority of such Representatives to act for their respective Members. Representatives shall serve without compensation unless otherwise determined by the Members.

                  (b) Meetings. The Management Committee shall meet at least quarterly and shall hold an annual meeting following the end of each fiscal year. Any Member may call a special meeting of the Management Committee. The Chairman or Secretary of the Management Committee shall, not later than five days after preliminary financial results for a fiscal quarter become available, call a regular quarterly meeting of the Management Committee, and shall, not later than five days after preliminary financial results for a fiscal year become available, call the annual Management Committee meeting. The initial Management Committee meeting shall be held at 3315 North Oak Trafficway, Kansas City, Missouri, and thereafter the Management Committee meetings shall be held alternately at 5500 Cenex Drive, Inver Grove Heights, Minnesota, and 3315 North Oak Trafficway, Kansas City, Missouri, or at such other place as shall be designated by the Person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice thereof. Representatives may participate in a Management Committee meeting by means of video or audio conferencing or similar communications equipment whereby all Representatives participating in the meeting can hear each other.

                  (c) Election of Chairman and Secretary. At the first meeting of the Management Committee following the Effective Date, and thereafter at each annual meeting of the Management Committee, the Members through their Representatives shall elect, from among themselves, a Chairman and a Secretary of the Management Committee, each to serve until a successor is elected or until removed by the Members. Notwithstanding the foregoing, (i) the Chairman of the Management Committee shall alternate on an annual basis between a Representative of CHS and a Representative of Farmland and (ii) no Co-President or President shall be eligible to serve as the Chairman of the Management Committee. The Chairman and Secretary of the Management Committee shall serve without compensation unless otherwise determined by the Members.

                  (d) Notice of Meeting. Notice of each meeting of the Management Committee, stating the place, day and hour of the meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given to each member of the Management Committee at least ten days before the day on which the meeting is to be held.

                  (e) Waiver of Notice. Whenever any notice is required to be given to a Member or to a member of the Management Committee under the provisions of this Agreement, a waiver thereof in writing signed by at least one of such Member's Representatives or other authorized officer, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Representative at any meeting of the Management Committee shall constitute waiver of notice of such meeting by the Member he represents, except where a Representative attends a meeting for the express purpose of stating his Member's objection to the transaction of any business because the meeting is not lawfully called or convened.

                  (f) Quorum. A quorum for Management Committee meetings shall consist of at least one Representative of each of the Members.

                  (g) Voting. Each Member shall have one vote, which may be cast by all or one of the Representatives of such Member. All Management Committee decisions and all actions of the Members shall require the unanimous affirmative vote of the Members.

                  (h) Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Management Committee may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by at least one Representative or authorized officer of each Member. Such consents shall have the same force and effect as a unanimous affirmative vote at a meeting duly held.

         5.2 Co-Presidents/President

                  (a) The day-to-day business and affairs of the Company shall be managed by two Co-Presidents during the Initial Period and one President thereafter, as set forth in Sections 5.2(b) and 5.2(c). The Co-Presidents (during the Initial Period) and the President (thereafter) shall have the authority and duties ordinarily imposed upon the chief executive officer of a corporation or as otherwise determined by the Management Committee from time to time. The Co-Presidents (during the Initial Period) and the President (thereafter) shall take all actions required to implement the Business Plan and the decisions of the Management Committee and to conduct the day-to-day management of the business and affairs of the Company. The Co-Presidents (during the Initial Period) and the President (thereafter) shall serve at the direction of the Management Committee in all respects. The Management Committee shall determine the compensation and benefits of the Co-Presidents (during the Initial Period) and the President (thereafter).

                  (b) During the Initial Period, there shall be two Co-Presidents. Each Member shall appoint one Co-President to be selected from the Representatives appointed by such Member. Each Co-President shall serve at the pleasure of the Member appointing such Co-President, and each Member may designate a successor Co-President at any time during the Initial Period. A Member may appoint or substitute its Co-President by giving written notice to the other Member. The two Co-Presidents shall manage the day-to-day business and affairs of the Company jointly. In the event of a disagreement regarding the manner in which their responsibilities should be carried out, the Co-Presidents shall make a good faith effort to resolve such disagreement. If the Co-Presidents, acting reasonably and in good faith, are unable to achieve a mutually acceptable resolution to the disagreement, then the Management Committee shall attempt to resolve the disagreement at its next meeting. If the Management Committee is able to resolve the matter, it shall direct the Co-Presidents accordingly. In the event that the Management Committee is unable to resolve the matter, then the Chairman of the Management Committee shall make the final decision with respect to the item in question and shall direct the Co-Presidents accordingly.

                  (c) Following the Initial Period, the Members shall elect a single President on an annual basis, who shall serve until his successor is elected or until removed by the Members. The President shall not be eligible to serve as a Representative. In the event that the Members fail to elect a President in any year, the then current President shall continue to serve as President until that date that is three years from the date such President was last elected by the Members as President, unless such President is removed or a successor is elected prior to such date.

         5.3 Officers and Employees

                  (a) The Co-Presidents or President may appoint other officers of the Company to serve in such capacities and with such titles as such Co-Presidents or President deem necessary or appropriate.

                  (b) In accordance with the Business Plan, the Co-Presidents or President shall determine the staffing requirements of the Company and shall cause the Company to lease or hire (as provided in this Section 5.3) such employees as required for the conduct of the Company's operations. During the period commencing on the Effective Date and ending on December 31, 1998, the Company shall not hire its own employees, but shall meet its staffing requirements with Dedicated Employees leased by the Members. Each Member shall enter into a Personnel Lease Agreement with the Company and shall lease to the Company such Dedicated Employees as are designated by the Co-Presidents or President, in accordance with the terms and conditions of such Personnel Lease Agreement. Following December 31, 1998, unless otherwise determined by the Members: (i) the Company shall hire its own workforce; (ii) the leasing of Dedicated Employees by the Members shall cease; and (iii) those Dedicated Employees who continue to be required in the Company's Business shall be hired as employees of the Company.

         5.4 Agency. The Company shall serve as the exclusive agent for the Members for (i) the marketing, sales and distribution of Energy Products to Customers, (ii) the invoicing and collection of receivables arising from the sale of Energy Products to Customers and (iii) the purchasing of Energy Products, in accordance with the terms and conditions of the Agency Agreements attached hereto as Exhibit D.

         5.5 Agency Fee. Each Member shall pay an Agency Fee to the Company, all in accordance with the terms and conditions of the Agency Agreements attached hereto as Exhibit D.

         5.6 Sales Split

                  (a) Each sale of an Energy Product made by the Company as an agent for the Members shall be deemed to be made in part by CHS and in part by Farmland, in accordance with the applicable Sales Split for the Product Line of such Energy Product. For example, if the Company sells 100 gallons of Branded Fuel to a Customer as an agent for the Members and the Sales Split with respect to Branded Fuel at the time of the sale is 62%CHS/38% Farmland, then 62 gallons of Branded Fuel will be sold to the Customer by CHS and 38 gallons of Branded Fuel will be sold to the Customer by Farmland. The Company shall act as agent for CHS with respect to its portion of the sale and as agent for Farmland with respect to its portion of the sale.

                  (b) The Sales Split for Tender Sale Fuel shall always be equal to the Refined Fuel Sales Split.

                  (c) The Sales Split for each Regular Product Line will be based upon the relative sales volume of each Member with respect to such Regular Product Line. Specifically, the Sales Split for a given Regular Product Line shall be "X% CHS/Y% Farmland," where X is equal to the CHS Base Line Volume for such Regular Product Line divided by the Total Base Line Volume for such Regular Product Line, multiplied by 100, and Y is equal to the Farmland Base Line Volume for such Regular Product Line divided by the Total Base Line Volume for such Regular Product Line, multiplied by 100; provided, however, that X and Y shall be rounded to the nearest whole percentage.

                  (d) The initial CHS Base Line Volume, Farmland Base Line Volume and resulting Total Base Line Volume and Sales Split with respect to each Regular Product Line shall be as set forth in Schedule 5.6(d) hereto.

                  (e) On or before August 31 of each calendar year, commencing August 31, 1999, the Management Committee will determine, with respect to each Regular Product Line, the CHS Base Line Volume, Farmland Base Line Volume and the resulting Total Base Line Volume and Sales Split that will apply during the fiscal year immediately following the then current fiscal year in accordance with the provisions of this Section
         5.6. The CHS Base Line Volume, Farmland Base Line Volume and resulting Total Base Line Volume and Sales Split with respect to each Regular Product Line that are applicable to the then current fiscal year will remain unchanged and will be applicable during the following fiscal year unless (1) there was an Investment Change by a Member during the one-year period ending on June 30 of the then current calendar year (the "Sales Year") that affected the sales volume of such Regular Product Line during the Sales Year or (2) disregarding the effect on sales volume of any Investment Change by a Member during the Sales Year, the sales volume for such Regular Product Line for the Sales Year is greater than the Total Base Line Volume with respect to such Regular Product Line, in which case the following adjustments shall be made to the then current CHS Base Line Volume, Farmland Base Line Volume, Total Base Line Volume and Sales Split for such Regular Product Line to establish the new CHS Base Line Volume, Farmland Base Line Volume, Total Base Line Volume and Sales Split for such Regular Product Line:

                           (i) If there are any unit sales volume increases or
                  decreases with respect to such Regular Product Line that are due to an Investment Change by a Member during the Sales Year, then the number of units of the applicable Energy Product that would have been attributable to such Investment Change during the Sales Year if such Investment Change had been made on the first day of the Sales Year (which shall be equal to the number of units of the applicable Energy Product attributable to the Investment Change during the Sales Year divided by the number of days in the Sales Year following the date of the Investment Change, multiplied by 365) shall be added to, or in the case of a decrease in volume, subtracted from, that Member's Base Line Volume (either the CHS Base Line Volume or the Farmland Base Line Volume, as applicable) with respect to such Regular Product Line;

                           (ii) If, disregarding the effect on unit sales volume
                  of any Investment Change by a Member during the Sales Year, the sales volume for such Regular Product Line for the Sales Year is greater than the Total Base Line Volume with respect to such Regular Product Line, then the number of units of increased volume for such Regular Product Line (for purposes of this Section 5.6(e)(ii), the "Increased Volume Units"), which is equal to the difference between the number of units of the applicable Energy Product sold during the Sales Year and the Total Base Line Value for such Regular Product Line, shall be allocated between the Members such that 50% of the Increased Volume Units shall be added to the CHS Base Line Volume and 50% of the Increased Volume Units shall be added to the Farmland Base Line Volume, irrespective of the source of the increased volume; and

                           (iii) After the adjustments to the CHS Base Line
                  Volume and Farmland Base Line Volume set forth in Sections 5.6(e)(i) and 5.6(e)(ii) have been made, the resulting Total Base Line Volume shall be calculated as provided in the definition of Total Base Line Volume in Section 1.2 and the resulting Sales Split shall be calculated as provided in
                  Section 5.6(c).

         5.7 Exchange Agreements. The Members shall exchange Energy Products with each other and purchase Energy Products from each other in accordance with the terms and conditions of the Exchange Agreements attached hereto as Exhibit
E. The Members agree that a sale of Energy Products by one Member to the other Member pursuant to any Exchange Agreement shall not be considered a sale for purposes of determining patronage sales to the other Member, and each Member hereby waives any and all rights under the bylaws or other organizational documents of the other Member to receive any patronage dividends or distributions from the other Member as a result of any purchases of Energy Products made pursuant to any Exchange Agreement.

         5.8 Management Services. Each Member shall provide services to the Company and the Company shall provide services to each Member in accordance with the terms and conditions of the Management Services Agreements attached hereto as Exhibit B. The Company will manage the lubricant plants owned by the Members and the corporation known as Cenex-Farmland, Inc., which is a joint venture between the Members, pursuant to such Management Services Agreements.

         5.9 Lease of Office Space. Each Member shall lease office space to the Company for the conduct of the Company's administrative operations in accordance with the terms and conditions of the Office Lease Agreements attached hereto as Exhibit F.

         5.10 Contracts with Members or their Affiliates. Except for the transactions contemplated by the Operative Agreements, which are hereby approved by the Members, and except as provided in Section 3.6, any contract or transaction between the Company and one of its Members or any of a Member's Affiliates is permissible only if such contract or transaction, and the Member's interest therein, are fully disclosed to and the terms of such contract or transaction are approved by the disinterested Member.

         5.11 Other Business Ventures. Subject to the provisions of Section 5.12, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor the other Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and Representatives shall not be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company in a prudent manner.

         5.12 Competition. Notwithstanding the provisions of Section 5.11, each Member covenants that it will not, directly or through any Affiliate, own or engage in any business within the United States of America, Canada or Mexico which is in competition with the Company's Business. Each Member acknowledges that the foregoing restrictions are reasonable in scope and duration and are necessary to protect the Company's Business and the investment of each Member in the Company. If any Member, directly or through an Affiliate, violates any of its respective covenants in this Section 5.12, the Company, upon the approval of the non-violating Member, shall be permitted to obtain specific, injunctive or other equitable relief against such violation from a court of competent jurisdiction, without the necessity of posting bond or proving lack of an adequate remedy at law. Such remedy shall be cumulative and not exclusive of any other remedy available to the Company at law or in equity. Each Member shall be released from its respective covenants in this Section 5.12 upon dissolution or termination of the Company.

         5.13 Confidentiality. The Company and each Member, in the course of their activities pursuant to this Agreement and the Operative Agreements, shall have access to, and shall have disclosed to them, proprietary and other confidential information concerning their respective business affairs relating to the sale of the Energy Products subject to this Agreement. This proprietary and confidential information constitutes valuable business assets of each of them, any of which, if used, applied or disclosed, will cause substantial and irreparable damage to the business and asset value of each, respectively. Accordingly, none of the Company or the Members shall, at any time, use, apply or disclose any of such confidential and proprietary information without the prior written consent of each of the others. The Company shall not obtain, and the Members shall not exchange, confidential or proprietary information concerning the activities of the Members that are outside the scope of the Company's Business. Each of the Company and the Members shall, in addition to any other available rights and remedies, be entitled to enjoin and restrain any of the others from violating or continuing to violate the preceding obligations. The obligations referred to in this Section 5.13 shall survive the dissolution of the Company.

         5.14 Truck Transportation. It is the intent of the Members that the Company shall not be responsible for providing truck transportation with respect to Energy Products. It is acknowledged that each of the Members operates its own truck transportation business, and the Company shall not be required to use the transportation services of the Members when it arranges truck transportation for Customers.

         5.15 Claims Arising from the Sale of Energy Products. Except to the extent of a breach by a Member of a representation, warranty or agreement contained in this Agreement or any of the Operative Agreements, it is understood and agreed that the liability and costs associated with a claim arising from the sale of Energy Products by the Company on behalf of the Members as contemplated herein and in the Operative Agreements, shall be shared based on the portion of the Energy Products sold by each Member giving rise to such claim. Further, the Members and the Company agree to cooperate in the defense of any such claim to most efficiently administer and defend such claim, including entering into appropriate joint defense agreements.

         5.16 Execution of Documents Filed with Secretary of State of Delaware. Each Member shall be authorized to execute and file with the Secretary of State of Delaware any document permitted or required by the Act. Such documents shall be executed and filed only after the Management Committee has approved or consented to such action.

         5.17 Liability and Indemnification

                  (a) Limitation of Liability. No Person shall be liable to the Company or the Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as a Member, Representative, Co-President, President or other officer, or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person's duties in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interest of the Company. The liability of a Member, Representative, Co-President, President or officer hereunder shall be limited only for those actions taken or omitted to be taken by such Person in connection with the management of the business and affairs of the Company. The provisions of this Section 5.17 are not intended to limit the liability of any Member in any other connection, including but not limited to any obligations of such Member undertaken in this Agreement.

                  (b) Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member, Representative, Co-President, President or other officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person's conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct or recklessness; provided further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the unanimous approval of the Members. A Member, Representative, Co-President, President or other officer or employee shall be indemnified hereunder only for those actions taken or omitted to be taken by such Person in connection with the discharge of such Person's obligations for the management of the business and affairs of the Company. The provisions of this Section
         5.17 are not intended to extend indemnification to any Member for any obligations of such Member undertaken in this Agreement.

                  (c) Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.17, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys' fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

                  (d) Advancement of Expenses. Expenses (including attorneys' fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Members or independent legal counsel reasonably determine that such Person would not be entitled to indemnification hereunder.

                  (e) Non-Exclusivity. The indemnification and advancement of expenses provided by this Section 5.17 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute or any agreement, Member vote, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right or obligation that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.17 shall continue as to a Person who has ceased to be a Member, Representative, Co-President or President or other officer or employee, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

                  (f) Indemnification of Representatives by Members. Notwithstanding the provisions of this Section 5.17, each Member shall indemnify its Representatives against liability to the extent and in the manner as provided by each Member's governing documents A Representative's right to indemnification shall be satisfied first by the Member appointing such Representative, and thereafter by the Company only to the extent such obligation is not fully satisfied after the indemnification by such Member is taken into account.

                  (g) Insurance. If approved by the Management Committee, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Representative, Co-President, President or other officer or employee, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.17.

                  (h) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section
         5.17 shall not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder shall not be changed, altered or terminated except by unanimous vote of the Members. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person's serving or having served as a Member, Representative, Co-President, President or other officer or employee or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this
         Section 5.17 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Section 5.17 with respect to any act taken by such Person or the failure by such Person to take any act prior to such amendment or repeal, whether the claim arising from such action or failure to act is asserted before or after such amendment.

                  (i) Definitions. For purposes of Section 5.17, references to:

                           (i) The "Company" shall include, in addition to the
                  resulting or surviving limited liability company, any constituent limited liability company (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was serving as a member or manager of such constituent limited liability company, or is or was serving at the request of such constituent limited liability company as a director or officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Section 5.17 with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company in the same capacity.

                           (ii) "Other Enterprises" or "Other Enterprise" shall
                  include, without limitation, any other limited liability company, corporation, cooperative association, partnership, joint venture, trust, employee benefit plan or other entity.

                           (iii) "fines" shall include any excise taxes assessed
                  against a Person with respect to an employee benefit plan.

                           (iv) "defense" shall include investigations of any
                  threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim.

                           (v) "serving at the request of the Company" shall
                  include any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants or beneficiaries.

                           (vi) a Person who acted in good faith and in a manner
                  such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted "in the best interest of the Company" as referred to in this Section 5.17.

                  (j) Severability. If any provision of this Section 5.17 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.17 and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Representative, Co-President, President or other officer or employee or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Section
         5.17 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.


                                   ARTICLE VI
                          ACCOUNTING AND BANK ACCOUNTS

         6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on August 31 of each year, unless a different year is required by the Code or adopted by the Members.

         6.2 Books and Records. At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company's Business. The books and records of the Company shall be maintained at such place or places as the Members shall determine. Each Member or its Representatives shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member's own expense) all books and records of the Company. The Members may cause the Company to retain a firm of certified public accountants of recognized standing to audit the financial statements of the Company.

         6.3 Financial Reports

                  (a) Within 30 days after the end of each month there shall be prepared and delivered to each Member a balance sheet and related financial statements for the month then ended.

                  (b) Within 75 days after the end of each fiscal year, there shall be prepared and delivered to each Member all information with respect to the Company necessary for the preparation of the Members' federal and state income tax returns.

                  (c) Within 90 days after the end of each fiscal year, there shall be prepared and delivered to each Member:

                           (i) a balance sheet as of the end of such year and
                  related financial statements for the year then ended; and

                           (ii) other pertinent information regarding the
                  Company.

         6.4 Tax Returns and Elections; Tax Matters Member. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns and other returns or statements required of the Company by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes that the Members reasonably believe will produce the most favorable tax results for the Members. CHS is hereby designated as the Company's "Tax Matters Member," as contemplated under the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. CHS hereby accepts such designation. CHS shall provide Farmland with written notice of any federal income tax audit and shall keep Farmland informed of all material developments involved in such proceedings. CHS shall consult with Farmland with respect to any proposed consent or adjustment, and shall not agree to any proposed consent or adjustment to the Company's income, gain, loss or deductions without the consent of Farmland, which consent shall not be unreasonably withheld. Without limiting the general applicability of this Section 6.4, CHS shall not be liable, responsible or accountable in damages or otherwise to the Company or Farmland with respect to any action taken by CHS in its capacity as the Tax Matters Member, provided CHS acted in a manner it believed to be in the best interests of the Company and its Members. All reasonable out-of-pocket expenses incurred by CHS in its capacity as the Tax Matters Member shall be considered expenses of the Company for which CHS shall be entitled to full reimbursement. Nothing in this Section 6.4 shall limit the ability of the Members to take any action in their individual capacity relating to those tax audit matters that are left to the determination of an individual partner under Code Section 6222 through Code
Section 6232.

         6.5 Section 754 Election. In the event there occurs a distribution of Company assets that satisfies the provisions of Section 734 of the Code, upon the determination of the Members, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by
Section 734 and shall cause such adjustments to be made and maintained. Any additional accounting expenses incurred by the Company in connection with making or maintaining any such basis adjustment shall be reimbursed to the Company from time to time by the distributee who benefits from the making and maintenance of such basis adjustment.

         6.6 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Management Committee and in the Company's name. Withdrawals therefrom shall be made only by such persons as are authorized by the Management Committee.


                                   ARTICLE VII
                             TRANSFERS OF INTERESTS

         7.1 Prohibition on Transfer. Except as expressly provided in this Agreement, no Member may Transfer all or any part of its Interest. Any purported Transfer of all or part of an Interest in violation of the terms of this Agreement shall be null and void and of no effect. Effective as of the date of any attempted Transfer of all or part of an Interest in violation of this Agreement and continuing for a two-year period thereafter, a Member that attempts to Transfer all or part of its Interest in violation of this Agreement shall no longer have the right to vote as a Member, give its approval or consent as Member, name Representatives to the Management Committee or participate in the management of the business and affairs of the Company, and the vote, consent or approval of the Non-Defaulting Member shall be sufficient for taking all action required or permitted to be taken by the Members under this Agreement.

         7.2 Involuntary Transfers. In the event of an involuntary Transfer of the Interest of a Member (the "Transferor") upon the Bankruptcy of such Member or other involuntary transfer by such Member, any assignee of such Interest who does not become a Substitute Member as provided in Section 7.3 (a "Transferee") shall not be a Member and shall not have any right to vote as a Member, give its consent or approval as a Member, name Representatives to the Management Committee or participate in the management of the business and affairs of the Company. In addition, unless and until admitted as a Substitute Member, a Transferee shall not be entitled to exercise any other rights of a Member in the Company, including the right to grant approvals or give consents with respect to the transferred Interest, the right to require any information or accounting of the Company's Business, or the right to inspect the Company's books and records. The Transferee shall, however, be entitled to receive Distributions and allocations of the Company, as provided in Article IV of this Agreement, attributable to the Interest that is the subject of the Transfer to such Transferee. A Transferor shall cease to be a Member upon Transfer of its Interest.

         7.3 Substitute Member. A "Substitute Member" is a Transferee admitted to the Company as a Member and entitled to all rights and bound by all obligations of the Member for which it is substituted. A Transferee shall have the right to become a Substitute Member only upon the occurrence of all of the following:

                  (a) The Transferee executes an instrument acceptable to the Non-Transferring Member adopting and agreeing to abide by the terms and provisions of this Agreement;

                  (b) The Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

                  (c) The Non-Transferring Member, in its sole and absolute discretion, shall have consented in writing to such Transferee becoming a Substitute Member.

                  Upon satisfaction of all of the foregoing conditions, the Members shall cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

         7.4 Binding on Transferee. The provisions of this Article VII shall be binding upon any Transferee of a transferring Member's or Transferee's Interest.

                                   ARTICL VIII
                               DISPUTE RESOLUTION

         8.1 General Management Issues. In the event that a General Management Issue shall arise during the term of this Agreement, the Co-Presidents or President of the Company (as applicable) shall resolve the disagreement and make the final decision with respect to the item in question. The decision of the Co-Presidents or President shall be binding on the Members (except to the extent such decision may be modified pursuant to the provisions of this Section 8.1). Any Member may appeal, in accordance with the procedure established in this
Section 8.1, any decision made by the Co-Presidents or President pursuant to this Section 8.1 involving a Material Item. A Member may commence such an appeal by giving written notice to the other Member, at which time the matter that is the subject of the appeal shall be submitted to the Management Committee for review. The Management Committee shall review the matter at its next meeting and may modify the decision of the Co-Presidents or President to the extent the Management Committee deems advisable. If the Management Committee fails to resolve the matter to the satisfaction of the appealing Member, the matter shall be submitted to the Chief Executive Officers of the Members, who shall promptly review the matter and may modify the decision of the Co-Presidents or President to the extent such Chief Executive Officers may agree is advisable. If the Chief Executive Officers of the Members fail to resolve the matter to the satisfaction of the appealing Member, the appealing Member shall continue to be bound by the decision of the Co-Presidents or President.

         8.2 Business Issues and Legal Issues

                  (a) Management Escalation. In the event that a Business Issue or a Legal Issue shall arise during the term of this Agreement, the Management Committee shall first make a good faith effort to promptly resolve such dispute. If the Management Committee is unable to reach agreement with respect to such dispute within 60 days, then the dispute shall be submitted to the Chief Executive Officers of the Members, who shall meet within 30 days to attempt in good faith to resolve the dispute. If the Chief Executive Officers have not resolved the dispute within 60 days of the submission of the dispute to the Chief Executive Officers, then the dispute shall be resolved in accordance with the provisions of Sections 8.2(b) or 8.2(c), as applicable.

                  (b) Business Issues. In the event that the Members are unable to reach agreement with respect to a Business Issue during the term of this Agreement, the previous agreement with respect to such Business Issue shall remain in effect until the earlier of the Business Issue Expiration Date or the date an agreement is reached by the Members with respect to such Business Issue. If the Members are unable to reach agreement with respect to such Business Issue prior to the date that is one year prior to the Business Issue Expiration Date, then each Member shall have the right to cause the Company to be dissolved by giving notice to the other Member, upon which the Company shall be dissolved on that date that is six months after the date of such notice. If no Member exercises the right to dissolve the Company pursuant to the preceding sentence prior to that date that is six months' prior to the Business Issue Expiration Date, then the Company shall be dissolved upon the Business Issue Expiration Date.

                  (c) Legal Issues. In the event that the Members are unable to resolve a Legal Issue pursuant to the provisions of Section 8.2(a) hereof, such dispute shall be submitted to non-binding mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. If the Member initiating the mediation is CHS, the mediation shall take place in Kansas City, Missouri, and if the Member initiating the mediation is Farmland, the mediation shall take place in Minneapolis, Minnesota. The Members shall share the expenses of the mediation on an equal basis. If such dispute is not resolved by non-binding mediation, the dispute shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (as modified hereby). If the Member initiating the arbitration proceeding is CHS, the arbitration shall be conducted in Kansas City, Missouri, and if the Member initiating the arbitration proceeding is Farmland, the arbitration shall be conducted in Minneapolis, Minnesota. Any award rendered in the arbitration proceeding shall be final and binding upon the Members and a judgment thereon may be entered in any court having competent jurisdiction. The Member initiating the arbitration shall request, and the American Arbitration Association shall: (i) appoint as the arbitrator a single retired trial judge in the state where the arbitration takes place who is familiar with the business conducted by the Company; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure (excluding confidential records of CHS or Farmland that are not relevant to the issues being arbitrated) for a period not to exceed 60 days; (iv) require the testimony to be transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision. If a Member is determined to be liable in any dispute that is determined and/or settled by arbitration pursuant to this Section 8.2(c), then all costs and expenses, including reasonable attorney's fees and expert's fees, of all parties incurred with respect to such dispute shall be borne by the Member determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one Member, the Members shall share the expenses in proportion to their respective amounts of liability so determined. In the event that no Member is determined to be liable in a dispute that is determined and/or settled by arbitration pursuant to this Section 8.2(c), then the expenses of arbitration shall be shared equally by the parties unless otherwise decided by the arbitrator(s). The Members agree to continue performing their respective obligations under this Agreement while the dispute is being resolved, except to the extent such obligations are clearly the subject of the dispute. Notwithstanding any provision of this Section 8.2(c), any Member may seek injunctive relief from any judicial or administrative authority of competent jurisdiction to enjoin the other Member from breaching any provision of this Agreement or any Operative Agreement pending resolution of a dispute by mediation or arbitration pursuant to this Section 8.2(c).


                                   ARTICLE IX
                           DISSOLUTION AND TERMINATION

         9.1 Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events:

                  (a) The unanimous agreement of the Members to dissolve.

                  (b) Upon the entry of a decree of dissolution with respect to the Company by a court of competent jurisdiction.

                  (c) Upon the voluntary termination of the Company by a Member in accordance with the provisions of this Section 9.1(c). At any time after September 1, 2000, a Member may effect a voluntary termination of the Company by (i) giving notice to the other Member of its intent to terminate the Company under this Section 9.1(c) and (ii) making a cash payment to the other Member in an amount equal to the greater of (A) $5,000,000 or (B) twenty-five percent (25%) of the aggregate of the other Member's Volume Adjusted Patronage Income (as defined below) for the two fiscal years ending immediately preceding the date of such notice (for purposes of this Section 9.1(c), the "Applicable Fiscal Years"). The Company shall be dissolved pursuant to this Section 9.1(c) on the date specified in such notice, which date shall be between six and nine months after the date of such notice. The amount payable by the terminating Member hereunder shall be paid on the date of dissolution. For purposes of this Section 9.1(c), a Member's "Volume Adjusted Patronage Income" for the Applicable Fiscal Years means (1) for the Member with the greater aggregate patronage sales revenues from Refined Fuels in the Applicable Fiscal Years (for purposes of this
         Section 9.1(c), "Member A"), that Member's aggregate patronage income from the sale of Refined Fuels for the Applicable Fiscal Years and (2) for the other Member (for purposes of this Section 9.1(c), "Member B"), that Member's total patronage income from the sale of Refined Fuels for the Applicable Fiscal Years multiplied by a fraction, the numerator of which is the aggregate patronage sales revenues from Refined Fuels of Member A in the Applicable Fiscal Years and the denominator of which is the aggregate patronage sales revenues from Refined Fuels of Member B in the Applicable Fiscal Years. For purposes hereof, patronage sales revenues and patronage income shall be determined from the books and records of the Member in accordance with the methods used by such Member in determining such amounts for patronage dividend allocations and distributions, and patronage income shall be the amount of such Member's patronage sourced income attributable to business done with or for its members and patrons and shall be computed without regard to taxes based on income. By way of illustration of the foregoing, if Member A had aggregate patronage income of $40 million and aggregate patronage sales revenues of $2.0 billion from Refined Fuels in the Applicable Fiscal Years, and Member B had $20 million in aggregate patronage income and $1.5 billion in aggregate patronage sales revenues from Refined Fuels in such years, then Member A's Volume Adjusted Patronage Income would be $40 million, and Member B's Volume Adjusted Patronage Income would be $26.67 million (I.E., $20 million times ($2.0 billion divided by $1.5 billion)). Member B could terminate by making a cash payment of $10 million to Member A (I.E., 25% of $40 million). Member A could terminate by making a cash payment of $6.67 million to Member B (I.E., 25% of $26.67 million).

                  (d) Upon notice given by a Member to the other Member within 60 days after a Change in Control of the other Member; provided, however, that the Company shall be dissolved pursuant to this Section 9.1(d) on the date specified in such notice, which date shall be between six and nine months after the date of such notice.

                  (e) Upon notice given by a Member to the other Member pursuant to this Section 9.1(e) following an event giving rise to a right to dissolve the Company pursuant to this Section 9.1(e); provided, however, that the Company shall be dissolved pursuant to this Section 9.1(e) on the date specified in such notice, which date shall be between six and nine months after the date of such notice. A Member may elect to dissolve the Company (by giving notice thereof as hereinafter provided) in the event that the other Member experiences a material non-operating loss (for purposes of this Section 9.1(e), a "Material Loss") and such other Member accounts for the Material Loss in a manner which will have a material negative impact on the patronage income of such Member from Energy Products in any fiscal year subsequent to the fiscal year with respect to which the Material Loss is recorded for financial accounting purposes. This provision shall not apply to the application of article and/or bylaw provisions that require or result in charges against patronage income of all allocation units made on a non-discriminatory basis and made for purposes of contributing to a capital reserve. The right of a Member to dissolve the Company hereunder may be exercised by giving notice to the other Member at any time after such Member becomes aware of the event giving rise to such right to dissolve, but in any event shall be exercised within 60 days after the other Member notifies such Member that an event to which this
         Section 9.1(e) applies has occurred.

                  (f) Upon notice given by a Member to the other Member in the event that the other Member materially breaches this Agreement or any Operative Agreement and fails to cure such breach within 60 days after receiving notice of such breach.

                  (g) As provided in Section 8.2(b).

         To the extent permitted by law, the foregoing are the only events that may cause a dissolution of the Company, notwithstanding the provisions of
Section 18-801 of the Act.

         9.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the surviving Members shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with the winding up of the Company, the Members shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of
Section 9.4 hereof, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

         9.3 Plan of Liquidation. Commencing upon the earlier of (i) the giving of notice by a Member of its intent to cause a dissolution of the Company pursuant to Section 8.2(b), 9.1(c), 9.1(d) or 9.1(e), (ii) in the event of a dissolution of the Company upon the expiration of an agreement with respect to a Business Issue pursuant to Section 8.2(b), that date that is six months' prior to the expiration of such agreement, or (iii) the dissolution of the Company, the Members shall use their best efforts to agree upon a plan of liquidation that includes a reasonable allocation between the Members of all of the Company's vendor contracts, employees and other assets and commitments. Upon the dissolution of the Company, the Members shall wind up and liquidate the Company pursuant to any such plan of liquidation.

         9.4 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.2.

         9.5 Continuing Obligations. If any Member is required to assume or pay any debt, expense, obligation or liability of the Company following dissolution or termination, each of the other Members shall contribute its respective pro rata share of such debt, expense, obligation or liability until the same is discharged.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Title to Assets. Title to the Property and all other assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property or any other assets of the Company, except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to seek or obtain a partition of the Property or other assets of the Company, nor shall a Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

         10.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

         10.3 Notices. Any notice, demand, request or other communication required or permitted to be given pursuant to this Agreement or the Act to the Company, any Member or any other Person (a "Notice") shall be sufficient if in writing and if hand-delivered or sent by certified mail return receipt requested, commercial overnight delivery service, or facsimile transmission followed by hard copy within not less than three Business Days, to the Company at 3315 North Oak Trafficway, Kansas City, Missouri 64116 and at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, or to a Member at its office address or facsimile number as appearing on the records of the Company. All Notices that are mailed shall be deemed given as of the date shown on the return receipt. All Notices that are hand-delivered shall be deemed given upon delivery. All Notices sent by commercial overnight delivery shall be deemed given upon receipt. All notices sent by facsimile transmission shall be deemed given upon electronic confirmation of delivery if delivered no later than 4:30 p.m. Central Time on a Business Day or, if not delivered by 4:30 p.m. Central Time on a Business Day, on the next Business Day following the date of such delivery.

         10.4 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the other Member shall be deemed a consent or waiver with respect to any other breach or default by such Member or the other Member of the same provision or of any other provision of this Agreement. Failure on the part of the Company or any Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not constitute a waiver by the Company or the Member of any rights hereunder.

         10.5 No Third Party Rights. None of the provisions in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to creditors of the Company; however, the Company may enforce any right granted to the Company under the Act, the Certificate or this Agreement.

         10.6 Entire Agreement. Together with the Certificate, the Operative Agreements and the Confidentiality Agreement between Farmland and Cenex, Inc. (now known as Cenex Harvest States Cooperatives) dated August 13, 1997, this Agreement constitutes the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

         10.7 Amendments to this Agreement

                  (a) This Agreement shall not be modified or amended except by written instrument executed by all the Members.

                  (b) Notwithstanding the provisions of Sections 5.1(a) and 10.7(a), this Agreement shall be amended in order to reflect the occurrence of any of the following events, provided all the conditions, if any, contained in the relevant Sections of this Agreement with respect to such event have been satisfied:

                           (i) An adjustment in the Percentage Interests of the
                  Members upon a Defaulting Member's Default.

                           (ii) The readjustment of the Percentage Interests as
                  a result of the cure of a Defaulting Member's Default.

                           (iii) The modification of this Agreement to comply
                  with the relevant tax laws pursuant to Sections 3.4 or 4.5(j) hereof.

         10.8 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby, and the remainder of this Agreement shall continue in full force and effect.

         10.9 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.10 Headings. Article and Section headings in this Agreement are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

         10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument.

         10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles.

         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date set forth above.

                                FARMLAND INDUSTRIES, INC.


                                By:  /s/ Robert W. Honse
                                    --------------------------------------------
                                     Robert W. Honse
                                     Executive Vice President & Chief Operating
                                     Officer, Ag Input Businesses


                                CENEX HARVEST STATES COOPERATIVES


                                By:  /s/ Noel K. Estenson
                                    --------------------------------------------
                                     Name: Noel K. Estenson
                                     Title: Chief Executive Officer